EXHIBIT 99.1

Spirit Airlines Reports June 2012 Traffic

Miramar, Florida (July 11, 2012) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for June 2012 and year-to-date 2012.
Traffic (revenue passenger miles) in June 2012 increased 18.6 percent versus June 2011 on a capacity (available seat miles) increase of 19.8 percent. Load factor for June 2012 was 86.1 percent, a decrease of 0.8 points as compared to June 2011.
The following table summarizes Spirit's traffic results for the month and year-to-date ended June 30, 2012 and 2011.

	June 2012	June 2011	Change
Revenue passenger miles (RPMs) (000)	822,653	693,711	18.6%
Available seat miles (ASMs) (000)	955,670	797,863	19.8%
Load Factor	86.1%	86.9%	(0.8) pts
Passenger flight segments	913,166	746,576	22.3%

	YTD 2012	YTD 2011	Change
Revenue passenger miles (RPMs) (000)	4,592,013	3,931,084	16.8%
Available seat miles (ASMs) (000)	5,415,930	4,625,739	17.1%
Load Factor	84.8%	85.0%	(0.2) pts
Passenger flight segments	4,962,319	4,062,678	22.1%

Second Quarter 2012 Guidance
The Company estimates its total revenue for the second quarter 2012 increased approximately 25 percent year-over-year on a capacity increase of 16.5 percent and a traffic increase of 15.1 percent. During the second quarter 2012 passenger flight segments increased 18.8 percent. Total revenue per ASM (RASM) for the second quarter 2012 increased approximately 7 percent as compared to the same period last year.

The Company's second quarter 2012 cost per available seat mile (CASM), excluding unrealized mark-to-market hedge losses, is currently estimated to be between 10.24 cents and 10.29 cents, in line with the Company's previous guidance.

The following table summarizes Spirit's updated guidance for the second quarter 2012. All data is based on preliminary estimates and is subject to change. Spirit plans to announce second quarter 2012 results on July 24, 2012.

	2Q12E

Total revenue per ASM (RASM) year-over-year % change	Approximately 7%

Operating Expense per ASM (CASM) (cents)
CASM (1)	10.28		10.33
Less: Unrealized mark-to-market losses per ASM (2)	0.04
CASM excluding unrealized mark-to-market losses	10.24	-	10.29
Less: Economic fuel expense per ASM (3)	4.21
CASM ex-fuel	6.03	-	6.08

Fuel Expense per Gallon($)
Fuel cost	$3.36
Less: Unrealized mark-to-market losses (2)	0.04
Economic fuel cost (3)	$3.32

Fuel gallons (thousands)	35,829

Effective Tax Rate	37.3%

Wtd. Average Share Count (thousands)
Basic	72,379
Diluted	72,567

Footnotes

(1)	Excludes special items.

(2)	Unrealized mark-to-market losses are comprised of estimated non-cash adjustments to aircraft fuel expense.

(3)	Includes fuel taxes, into-plane fuel cost, and fuel hedge losses currently expected to be realized during the second quarter 2012.

About Spirit Airlines
Spirit Airlines (NASDAQ: SAVE) empowers customers to save money on air travel by offering ultra low base fares with a range of optional services for a fee, allowing customers the freedom to choose only the extras they value. This innovative approach grows the traveling market and stimulates new economic activity while creating new jobs. Spirit's modern fleet, configuration and other innovations enable Spirit to burn less fuel per seat than competitors, making Spirit one of the most environmentally-friendly US carriers. Spirit's all-Airbus fleet currently operates more than 200 daily flights to over 50 destinations within the U.S., Latin America and Caribbean. Visit Spirit at www.spirit.com.

Forward-Looking Statements
Statements in this release contain various forward-looking statements within the meaning Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events. When used in this release, the words “expects,” “estimates,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe the Company's objectives, plans or goals, or actions the Company may take in the future, are forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company's guidance and estimates for second quarter 2012, including expectations regarding revenue, RASM, load factor, capacity, CASM, CASM ex-fuel, fuel expense, economic fuel cost, and expected unrealized mark-to-market fuel hedge gains or losses. All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements are subject to a number of factors that could cause the Company's actual results to differ materially from the Company's expectations, including the competitive environment in the airline industry; the Company's ability to keep costs low; changes in fuel costs; the impact of worldwide economic conditions on customer travel behavior; the Company's ability to generate non-ticket revenues; and government regulation. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

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Investor Relations Contact:
DeAnne Gabel
Director, Investor Relations
InvestorRelations@spirit.com
954-447-7920

Media Contacts:
Misty Pinson
Director, Corporate Communications
misty.pinson@spirit.com
954-628-4827/cell 954-918-9432

Manuel Jaquez
Senior Manager Commercial - Latin America
manuel.jaquez@spirit.com
954-628-4898

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